Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2011 Earnings

Ocean City, New Jersey - April 26, 2011 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.2 million for the quarter ended March 31, 2011 compared to $1.3 million earned in the first quarter of 2010. Basic and diluted earnings per share were $0.18, compared to $0.20 in the same period last year. Results of the first quarter of 2011 reflect $89,000 (net of tax) of expenses related to the previously announced merger with CBCH Financialcorp, Inc. and its subsidiary Select Bank, which is expected to close the third quarter of 2011.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey.

“We are very pleased with our start to 2011,” said Steven E. Brady, President and CEO. “Assets grew at an annualized rate of over 10% and were funded by core deposits. Although non-performing assets ticked up a little, there were no charge-offs during the quarter. Net interest income remained steady compared to the prior year and was up slightly from the fourth quarter of 2010.”

Balance Sheet Review

Total assets grew $21.5 million, or 2.6%, to $861.4 million at March 31, 2011 from December 31, 2010. Loans receivable, net, was unchanged at $660.4 million, while investment and mortgage-backed securities increased $18.4 million, or 77.6%, to $42.1 million during the first quarter of 2011. Cash and cash equivalents grew $3.1 million, or 2.8%, to $114.0 million at March 31, 2011 from December 31, 2010. Loan originations and other advances totaling $34.7 million were offset by payoffs and payments received of $34.6 million resulting in no growth in the portfolio. The increase in investments and mortgage-backed securities resulted from new purchases of short term agency investments of $20.0 million offset by normal repayment and payoffs of $1.6 million. Cash and cash equivalents growth resulted from increased deposit activity.

Deposits grew $20.4 million, or 3.4%, to $623.7 million at March 31, 2011 from December 31, 2010. The Company continued its focus on core deposits, which increased $27.0 million, or 6.9%, to $419.4 million. Certificates of deposit decreased $6.7 million, or 3.2%, to $204.3 million at March 31, 2011 compared to year-ended 2010. Total borrowings were unchanged at $125.5 million for the quarter-ended March 31, 2011.

Asset Quality

The provision for loan losses totaled $75,000 for the first quarter of 2011 compared to $152,000 for the first quarter of 2010 and $76,000 for the fourth quarter of 2010. The allowance for loan losses totaled $4.1 million, or 0.62% of total loans, at March 31, 2011 compared to $4.0 million, or 0.60% of total loans, at December 31, 2010. The Company experienced no charge-off activity in the first quarter of 2011 as compared to $26,000 in charge-off activity for the first quarter of 2010.

Non-performing assets totaled $5.9 million, or 0.88% of total assets, at March 31, 2011, compared to $5.3 million, or 0.79% of total assets, at December 31, 2010. Non-performing assets consisted of eleven residential mortgages totaling $4.8 million, three commercial mortgages totaling $726,000, four commercial loans totaling $169,000, two consumer equity loans totaling $75,000 and one real estate owned property totaling $98,000. Specific reserves recorded for these loans at March 31, 2011 were $559,000.

Income Statement Analysis

Net interest income decreased $6,000, or 0.1%, to $6.0 million for the first quarter of 2011 compared to $6.0 million in the first quarter of 2010. Net interest margin increased 1 basis point in the quarter ended March 2011 to 3.47% versus 3.46% for the quarter ended March 2010 and 6 basis points from 3.41% for the quarter ended December 2010. The decrease in net interest income in the first quarter of 2011 compared to the first quarter of 2010 was the result of a decrease in average interest-earning assets of $3.6 million, a decrease of 24 basis points in the average yield on interest-earning assets to 5.25% and an increase in average interest-bearing liabilities of $76.3 million. These changes were offset by a decrease of 51 basis points in the average cost of interest-bearing liabilities to 1.75%.

Other income decreased $5,000 to $802,000 for the first quarter of 2011 compared to $807,000 in the first quarter of 2010. The decrease in other income resulted from decreases in deposit account fees and cash surrender value of life insurance offset by increases in debit card commissions over the prior period.

Other expenses increased $203,000, or 4.6%, to $4.7 million during the first quarter of 2011 compared to the first quarter of 2010. Costs associated with the pending merger with CBCH Financialcorp and its subsidiary Select Bank totaled $89,000. Additionally, increases in salaries and benefits, occupancy and equipment and FDIC insurance of $142,000 were offset by decreases in marketing and other expense of $28,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Total assets	$861,365	$839,857	2.6%
Cash and cash equivalents	114,014	110,865	2.8
Investment securities	42,131	23,721	77.6
Loans receivable, net	660,385	660,340	0.1
Deposits	623,685	603,334	3.4
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	101,750	100,554	1.2

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2011	2010	% Change
	(Dollars in thousands, except per share and share amounts)
Interest and dividend income	$9,038	$9,505	(4.9)%
Interest expense	3,063	3,524	(13.1)

Net interest income	5,975	5,981	(0.1)
Provision for loan losses	75	152	(50.7)

Net interest income after provision for loan losses	5,900	5,829	1.2

Other income	802	807	(0.6)
Other expense	4,656	4,452	4.6

Income before taxes	2,046	2,184	(6.3)
Provision for income taxes	841	848	(0.8)

Net income	$1,205	$1,336	(9.8)

Earnings per share basic	$0.18	$0.20	(10.0)
Earnings per share diluted	$0.18	$0.20	(10.0)

Average shares outstanding basic	6,730,331	6,818,485
Average shares outstanding diluted	6,801,558	6,836,588

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$657,986	5.20%	$663,763	5.44%
Investment securities	30,656	6.30%	28,474	6.66%

Interest-bearing deposits	574,102	1.09%	497,774	1.63%
Total borrowings	125,464	4.77%	125,464	4.77%

Interest rate spread		3.50%		3.23%
Net interest margin		3.47%		3.46%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,988	$3,476
Provision for loan losses	75	892
Charge-offs	—	(380)
Recoveries	—	—

Net charge-offs	—	(380)

Allowance at end of period	$4,063	$3,988

Allowance for loan losses as a percent of total loans	0.62%	0.60%
Allowance for loan losses as a percent of nonperforming loans	69.9%	76.4%

	At March 31, 2011	At December 31, 2010
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,843	$4,282
Real estate mortgage - commercial	726	729
Commercial business loans	168	134
Consumer loans	75	77

Total	5,812	5,222
Real estate owned	98	98
Other nonperforming assets	—	—

Total nonperforming assets	$5,910	$5,320

Nonperforming loans as a percent of total loans	0.88%	0.79%
Nonperforming assets as a percent of total assets	0.69%	0.63%

SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2011	2010
Selected Performance Ratios:
Return on average assets (1)	0.55%	0.68%
Return on average equity (1)	4.74%	5.43%
Interest rate spread (1)	3.50%	3.23%
Net interest margin (1)	3.47%	3.46%
Efficiency ratio	68.70%	65.60%

(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$5,975	$5,913	$5,941	$6,053	$5,981
Provision for loan losses	75	76	125	540	152

Net interest income after provision for loan losses	5,900	5,837	5,816	5,513	5,829
Other income	802	874	836	886	807
Other expense	4,656	4,377	4,319	4,375	4,452

Income before taxes	2,046	2,334	2,333	2,024	2,184
Provision for income taxes	841	906	892	785	848

Net income	$1,205	$1,428	$1,441	$1,239	$1,336

Share Data:
Earnings per share basic	$0.18	$0.21	$0.21	$0.18	$0.20
Earnings per share diluted	$0.18	$0.21	$0.21	$0.18	$0.20
Average shares outstanding basic	6,730,331	6,721,891	6,826,698	6,826,946	6,818,485
Average shares outstanding diluted	6,801,558	6,769,445	6,835,521	6,834,525	6,836,588
Total shares outstanding	7,296,780	7,296,780	7,296,904	7,307,590	7,307,590

Balance Sheet Data:
Total assets	$861,365	$839,857	$838,165	$798,790	$781,207
Investment securities	42,131	23,721	25,363	27,960	27,576
Loans receivable, net	660,385	660,340	669,868	675,681	666,323
Deposits	623,685	603,334	603,547	563,258	546,988
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholder’s equity	101,750	100,554	99,314	99,801	98,562

Asset Quality:
Non-performing assets	$5,910	$5,320	$4,052	$3,296	$2,578
Non-performing loans to total loans	0.88%	0.79%	0.59%	0.47%	0.37%
Non-performing assets to total assets	0.69%	0.63%	0.48%	0.41%	0.33%
Allowance for loan losses	$4,063	$3,988	$3,982	$4,124	$3,601
Allowance for loan losses to total loans	0.62%	0.60%	0.59%	0.61%	0.54%
Allowance for loan losses to non-performing loans	69.9%	76.4%	100.7%	125.1%	139.70%